Exhibit 99.1

Longs Reports Preliminary December Revenues

WALNUT CREEK, CA (January 4, 2007) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total revenues of $567.3 million for the five-week period ended December 28, 2006, a 7.2% increase from total revenues of $529.4 million in the comparable period a year ago.

Preliminary December total retail drug store sales were $539.5 million, an increase of 2.7% from $525.5 million in the comparable period last year. Pharmacy sales were 43.9% of total drug store sales compared with 42.9% a year ago. Retail drug store same-store sales increased 1.0% compared with last year. Pharmacy same-store sales increased 2.3% and front-end same-store sales increased 0.1%.

Preliminary quarter-to-date total revenues of $956.9 million for the nine weeks ended December 28, 2006, were 8.6% higher than the $881.2 million reported in the comparable period. Preliminary quarter-to-date total retail drug store sales were $904.0 million, a 3.4% increase from $874.2 million in the comparable period last year. Pharmacy sales were 46.6% of total drug store sales during the period, compared with 45.3% a year ago. Retail drug store same-store sales increased 1.7% with pharmacy same-store sales increasing 3.4% and front-end same-store sales increasing 0.3%.

Preliminary year-to-date total revenues of $4.72 billion for the forty-eight weeks ended December 28, 2006, were 9.4% higher than the $4.31 billion reported in the comparable period last year. Preliminary year-to-date total retail drug store sales were $4.42 billion, a 3.3% increase from $4.27 billion in the comparable period last year. Pharmacy sales were 50.3% of total drug store sales during the period, compared with 48.4% a year ago. Retail drug store same-store sales increased 1.9% with pharmacy same-store sales increasing 5.2% and front-end same-store sales decreasing 1.1%.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 506 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.